Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JUNE
     Dallas, Texas, June 5, 2006 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.34031 per unit, payable on June 29, 2006, to unit holders of record on June 15, 2006.
     This distribution reflects primarily the oil production for March 2006 and the gas production for February 2006. Preliminary production volumes are approximately 42,280 barrels of oil and 440,986 mcf of gas. Preliminary prices are approximately $59.79 per barrel of oil and $7.04 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	42,280	440,986	$59.79	$7.04
Prior Month	28,611	299,586	$55.94	$7.88
     Due to the timing of the end of the month of May, approximately $232,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date are posted with within 30 days of receipt.
     For the 2005 Annual Report and Form 10-K and additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
* * *

Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541